EXHIBIT 10.1


                                     CHALONE
                                   Wine Group
   Acacia Carmenet Chalone Vineyard Edna Valley Vineyard Canoe Ridge Vineyard
         Chateau Duhart-Milon Echelon Vineyards Jade Mountain Sagelands

FOR IMMEDIATE RELEASE                                             MEDIA CONTACT:
                                                      Ken Morris: (707) 254-4263
                                                    kmorris@chalonewinegroup.com


        Chalone Wine Group's two largest investors renew voting agreement


September 21, 2001. Napa, CA. The two largest investors in Chalone Wine Group announced today that they have renewed their voting agreement. Domaines Barons de Rothschild (Lafite) "DBR" and SFI Intermediate, Ltd. have agreed that they will vote their shares for each other's nominees to the CWG board. However, either party may terminate this agreement by giving notice to the other party.

DBR owns 44.5 percent of CWG's stock and SFI owns 17.8 percent of CWG. The agreement also provides that for any matters that will be submitted to shareholders for a vote, DBR and SFI will informally discuss those matters and determine how they intend to vote. The two entities had entered into a similar agreement in 1995, which expired in October 2000.

DBR is a French company with wine interests in Chile, Portugal and France, including the First-Growth Chateau Lafite-Rothschild. SFI Intermediate, Ltd. is owned by the Hojel family and manages Monte Xanic, a premium winery located in Baja California, Mexico.

"The Rothschild and the Hojel families are linked together by our common goal to grow the best grapes and produce the best possible wine," said Baron Eric de Rothschild, a managing partner of DBR and a CWG board member.

"The two largest shareholders of Chalone Wine Group look forward to continuing to work together for the company's best interests," said Mark A. Hojel, president of Monte Xanic winery and a CWG board member.

The Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the company owns and operates Carmenet(R) in Sonoma County, Chalone Vineyard(R) in Monterey County, Acacia(TM) in the Carneros District of Napa County, and the Jade Mountain brand in Napa County. With the company's 50 percent joint-venture partner, Paragon Vineyard Co., it owns and operates Edna Valley Vineyard(R) in San Luis Obispo County. Additionally, the company produces and markets wines of Central Coast appellation under the brand name Echelon Vineyards. In Washington State, the company owns and operates Sagelands Vineyard(TM) and Canoe Ridge Vineyard(R). In the Bordeaux region of France, the company owns 23.5 percent of the fourth-growth estate of Chateau Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite) which owns the other 76.5 percent.

                                       ###